 Exhibit 10.8

AGREEMENT

This agreement, dated August 14, 2013, and effective on the same date, is between Firstbank Corporation (“Firstbank”) and James E. Wheeler, II (“Executive”).

Firstbank and Executive are parties to a certain agreement dated December 30, 1999 providing for the payment of certain severance benefits to Executive in the event of termination of Executive’s employment under certain circumstances relating to a change of control of Firstbank (the “severance agreement”).

The parties desire to clarify the severance agreement in certain respects and modify the severance agreement in certain other respects.

The parties therefore agree as follows:

1.            Clarification of certain severance benefits. Subparagraphs a. through d. of paragraph 4 of the severance agreement are amended to read as follows:

a.              A lump sum cash amount equal to 150% of the sum of:

(i)	EXECUTIVE’s base salary at the highest annual rate in effect during the 12-month period ending on the date of termination, and

(ii)

the target incentive bonus available to EXECUTIVE for the calendar year in which the termination occurs (determined by reference to the incentive bonus targets in effect on the date of termination, and assuming the targets would have been attained and EXECUTIVE would have been entitled to receive the bonus if EXECUTIVE’s employment had not terminated).

b.             A lump cash amount equal to the portion of the target incentive bonus compensation, if any, that is deemed to have been earned by EXECUTIVE to the date of termination. The portion deemed to have been earned will be the amount, if any, described in clause (ii) of subparagraph a. above multiplied by the fraction D/365, where D is the number of days elapsed in the calendar year to (and including) the date of termination.

c.              Health care coverage, or reimbursement for the cost of coverage, for a period of two (2) years. Until the end of the COBRA continuation coverage period or the end of the two-year period, whichever is earlier, FIRSTBANK will provide coverage by waiving the COBRA premium for EXECUTIVE and EXECUTIVE’s qualified beneficiaries who were covered under FIRSTBANK’s group health plan on the date of termination. If the COBRA continuation coverage ends before the two-year period, FIRSTBANK will reimburse EXECUTIVE for the premium cost of other health care coverage for the rest of the two-year period, but (i) FIRSTBANK will have no obligation to provide or obtain other health coverage, (ii) FIRSTBANK’s reimbursement obligation will be limited to the amount of the COBRA premium that would apply if EXECUTIVE were still entitled to COBRA continuation coverage during the rest of the two-year period, and (iii) the reimbursements will be payable at the same time as the COBRA premium payments would otherwise be due. If FIRSTBANK reasonably concludes that waiving the COBRA premium will result in taxation of benefits to EXECUTIVE or imposition of excise taxes on FIRSTBANK, then FIRSTBANK will instead require EXECUTIVE to pay the COBRA premium and reimburse EXECUTIVE for the premium payment on a taxable basis subject to payroll withholding taxes; and if that solution will not prevent imposition of excise taxes on FIRSTBANK, then FIRSTBANK and EXECUTIVE will attempt to negotiate a reasonable alternative benefit.

d.             Life insurance coverage, or reimbursement for the cost of coverage, for a period of two (2) years with a death benefit equal to the largest death benefit provided for EXECUTIVE under FIRSTBANK’s group life insurance plan during the 12-month period ending on the date of termination. If EXECUTIVE has a conversion right under the plan, the coverage may be provided by exercising the conversion right under a split-dollar arrangement that allows EXECUTIVE to designate a beneficiary for the two-year period. If a conversion right is not available, or if FIRSTBANK and EXECUTIVE cannot agree on a split-dollar arrangement, FIRSTBANK will pay, or reimburse EXECUTIVE for, the premium cost of other life insurance coverage. In either case, (i) FIRSTBANK will have no obligation to provide or obtain coverage, (ii) FIRSTBANK’s payment or reimbursement obligation will be limited to the amount determined under IRS Table 2001 (one-year term insurance premium rates) for the coverage required, and (iii) reimbursements, if payable, will be payable at the same time as the life insurance premium is due.

2.            Elimination of other severance benefits. The accidental death and dismemberment benefit described in paragraph 4.d. of the severance agreement is intentionally eliminated by the amendment in paragraph of this agreement. Paragraph 4.e. of the severance agreement, regarding disability insurance coverage, is deleted.

3.            Maximum payments. Paragraph 6 of the severance agreement is amended to delete the words “and/or delayed” in the indented paragraph setting forth the limitation, and delete all subsequent references delays in payment and delayed payments.

4.            Statement of intent. The severance agreement is amended by adding a new paragraph 15 at the end to read as follows:

15.            Interpretation, Construction, and Administration. This Agreement, as it may be amended from time to time, is intended to provide short-term deferrals within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations and separation pay within the limits of Section 1.409A-1(b)(9) of the Treasury Regulations. If and to the extent that this Agreement provides payments, reimbursements, or in-kind benefits beyond the short-term deferral period and in excess of the limits on separation pay, they are intended to be payable at a specified time or on a fixed schedule after separation from service as provided in Section 1.409A-3(i) of the Treasury Regulations. This Agreement is to be interpreted, construed, and administered consistently with this intent.

5.            Change of control. The merger of Right Corporation and Left Bank Corporation pursuant to the proposed agreement and plan of merger to be dated August 14, 2013, will be treated as a “CHANGE OF CONTROL” for purposes of the severance agreement if either of the following conditions is also satisfied:

(a)	Executive’s employment with Firstbank continues until the effective time of the merger; or

(b)	Executive’s employment is involuntarily terminated by Firstbank for any reason other than “CAUSE” (as defined in the severance agreement) within six months before the effective time of the merger.

6.            Determination of severance benefits. If benefits under paragraph 4 of the severance agreement (as amended by the foregoing provisions of this agreement) become payable in connection with the merger described in paragraph of this agreement, the severance benefits will be determined as follows:

(a)            The lump sum payment described in paragraph 4.a. of the severance agreement will be determined by reference to base salary at the highest annual rate in effect during the two-year period ending on the effective date of the merger (rather than the 12-month period ending on the date of termination) and the target incentive bonus for Executive for 2013 (rather than the calendar year in which the termination occurs).

(b)            The health care benefit described in paragraph 4.c. will be provided by waiving the COBRA premium for a period of up to 18 months and making a lump sum payment of $ 9,000.00 on the last day of the 18-month period or, if earlier, the last day of the COBRA continuation coverage period. If Firstbank reasonably concludes that waiving the COBRA premium will result in taxation of benefits to Executive or imposition of excise taxes on Firstbank, then Firstbank will instead require Executive to pay the COBRA premium and reimburse executive for the premium payment on a taxable basis subject to payroll withholding taxes; and if that solution will not prevent imposition of excise taxes on Firstbank, then Firstbank and Executive will attempt to negotiate a reasonable alternative benefit.

Paragraphs 1 and 2 of this agreement apply regardless of whether the merger described in paragraph 5 becomes effective. Paragraphs 5 and 6 of this agreement apply only if the merger described in paragraph 5 becomes effective. In all other respects, the severance agreement continues to apply according to its terms.

Firstbank
Firstbank Corporation

By    /s/ Thomas R. Sullivan
Thomas R. Sullivan, President &

CEO

Executive

   /s/ James E. Wheeler, II
James E. Wheeler, II